Exhibit 99.2

RADISYS
Second Quarter Earnings

July 22, 2004
4:00 pm CT

Conference
Coordinator:	Good day. All sites are now in the conference line. At this time I’d like to turn it over to your moderator,
Scott Grout. Go ahead, please.

Scott Grout:	Thank you. Good afternoon and thank you for participating on the RadiSys second quarter conference call. In this call, we’ll review our results for the second quarter as well as our outlook for the third quarter, and then open the call up for questions. Participating in the call today are: Julia Harper, our Chief Financial Officer, Brian Bronson, our Chief Accounting Officer, and myself, Scott Grout, President and CEO. Before we get started,
I’d like to turn the call over to Julia for a caution about forward-looking statements.

Julia Harper:	Thanks, Scott.

Any statements on this call regarding future expectations for the business of RadiSys constitute forward-looking statements that involve a number of risks and uncertainties. We caution you not to place undue reliance on these statements. Factors that could cause actual results to differ materially from those in the forward-looking statements are discussed in our press release today which maybe found on our web site at www.radisys.com , and in our SEC filings, including our 2003 annual report on Form 10-K. All information in this call is as of July 22,
2004. The Company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectation.

Now I’ll turn the call back over to you, Scott.

Scott Grout:	Thank you, Julia. The team delivered an exceptional quarter. Revenues finished at $60.3 million, up $2.2 million on a recurring revenue basis, or about 4% sequentially from the first quarter, and up 23% from the second quarter of 2003. Net income for the quarter was $3.5 million or $0.18 cents per diluted share versus a net income of $2.8 million, or $0.15 cents per diluted share for the first quarter, and a net income of $1.8 million or $0.10 cents per share a year ago.

Our continued revenue growth and solid earnings performance are a direct result of our leadership position and investments in a number of attractive end markets. The increases in revenue and gross margin allowed us to deliver strong earnings while at the same time enhancing our investment in new turnkey product platforms.

A breakdown of our revenues for the second quarter are as follows:

41% or $24.5 million of second quarter revenues were derived from our Service Provider Systems segment, which includes public network infrastructure such as wireless networks, enhanced services, and advanced messaging. Wireless networks represented 26% of total revenue for the quarter.

28% or $16.8 million of second quarter revenues were derived from our Enterprise Systems segment, which includes storage systems, network security, IT infrastructure, and enterprise networking equipment.

31% or $18.9 million of second quarter revenues were derived from our Commercial Systems segment, which includes medical imaging and diagnostic systems, transaction terminals, test and measurement equipment, and semi-conductor and manufacturing capital equipment. Medical systems represented 13% of the total revenue for the quarter.

Our service provider systems revenues were up slightly from the first quarter. We experienced particular strength in our enhanced services, and next generation 2.5G and 3G wireless business, which was somewhat offset by lower 2G wireless revenue. Our current expectation for Q3 is that service provider segment and wireless revenue, specifically, will be up sequentially.

Our enterprise systems revenue rebounded nicely from the first quarter due to increases within the datacom and converged network markets. We continue to see lumpy order patterns with some of our customers in the enterprise segment and therefore currently expect to see Q3 to be down sequentially from Q2 but we do not see a fundamental trend shift in this segment.

Our commercial segment was roughly flat with Q1. We are seeing new customer programs beginning to move into meaningful production within the medical equipment and test and measurement equipment markets, and are very pleased to see Philips Medical moved up into our top five customer list for the quarter. Our current expectation for Q3 is that commercial segment revenues will be up from Q2.

Our top five customers for the quarter were Comverse, IBM, Nokia, Nortel, and Philips. Collectively, they represented about 56% of our revenue for the quarter. Nokia represented 25% of the quarter’s revenue, while Nortel represented 16%. From a geographic prospective, approximately, 48% of our second quarter business was in Europe, 46% in North America, and 6% in Asia Pacific.

In the quarter, we made meaningful progress in our globalization efforts. We continue to ramp up our team in our Shanghai development center and made good progress moving high volume production into our strategic manufacturing partner’s China facility. We also increased the size of our sales and support organization in China to address key opportunities we see in this market. By establishing sales, engineering, and manufacturing activity in China, we are working to establish a full and long-term commitment to this important and growing market.

In the second quarter, our team achieved nine new design wins. As a reminder, we define a design win as a project that’s estimated to ramp to more than $500,000 in revenue per year assuming full production is realized. Of the nine new wins, three were of significant size, each of which is estimated to produce more than $2 million of revenue per year assuming full production. For the second quarter, four of our design wins were in the service provider segment, three were in enterprise segment, and two were in commercial segment.

For a while now, we’ve been driving a transition on our investments from predominantly single-use, custom-designed products to turnkey, reusable platforms and solutions. In the past year, we have shifted our new product investment from over 75% custom product to a point now where over 50% of our new product investments will be in turnkey platforms.

Turnkey platforms provide our customers a number of fundamental benefits. First, by using a ready-made platform solution rather than a ground start custom design, our customers can achieve significantly shorter intervals and faster time to market. Second, our customers can achieve a lower total cost by using solutions that are leveraged across multiple applications rather than single use proprietary solutions.

We believe that a turnkey product model will also have significant benefits for RadiSys. First, by offering ready-made platforms, we have the opportunity to address a wider range of new market opportunities with the potential for faster time to revenue than with a ground start custom design. Second, we are able to leverage new product investments more broadly across multiple applications instead of each investment addressing only one customer and one application. This ability to reuse design should help make our business and investment model more scalable. Finally in this model, we will have the opportunity to provide more integrated and higher value solutions to our customers than we typically obtain in a custom design model.

With our transition in investments from predominantly custom designs to one where we provide more reusable off-the-shelf platforms, tracking a design win has become less meaningful to our business. In a predominantly custom design model, the design win metric was a really useful measure of the level of new program demand being put on our engineering team. Now, with our increased focus on turnkey products, we will no longer be tracking and reporting design win metrics. Instead, we will be more focused on turnkey products and platform development, and will provide you with more insight into our new products as we introduce them to market.

We are investing in a number of new products across our end markets. As you may have seen over the past year, we’ve introduced a number of ready-made solutions including compact PCI 2.16, SS7 signaling products, enterprise security products, and compute solutions targeted at our commercial segment.

Going forward, in the service provider and enterprise segments, there are a number of enabling trends that we are focused on. The first is the move by OEMs to greater third party sourcing of integrated, turnkey platforms for new communications and networking systems. New technologies and architectures such as Linux and Advanced TCA are enabling our customers to move to more effectively outsource a large share of their historically proprietary systems. We are currently investing in a portfolio of ATCA solutions and announced our first ATCA product this past quarter. Our new ATCA-1000 carrier card enables customers to flexibly incorporate a wide range of functionality into their systems, including switching, I/O, signaling, and advanced processing. With the ATCA-1000, customers can bring new features to market more quickly and at a lower total cost. In addition, we performed a technology demonstration at Supercomm of our ATCA-compliant module using the Intel ®IXP2850 network processor. When introduced, this product would be a flexible data plane packet processing platform that can support line rates of up to 10 Gigabits per second. Using programmable network processors, equipment makers will be able to bring new systems to market faster, more flexibility and with better price performance than using the traditional ASIC model. We intend to expand our new product offerings in ATCA, in network processors, and in other turnkey and reusable platforms and building blocks that will enable our customers to offer more complete solutions and faster time to market.

With that, I’d like to turn the call over to Julia who will give you some additional details about our second quarter financial results.

Julia Harper:	Thanks, Scott.

As Scott mentioned, revenues finished at $60.3 million, up $2.2 million or about 4% sequentially from recurring first quarter revenue of $58 million and that’s up about 23% from the second quarter of 2003. Net income for the quarter was $3.5 million or $0.18 cents per diluted share versus net income of $2.8 million or $0.15 cents per diluted share for the first quarter, and net income of $1.8 million or $0.10 cents per share a year ago.

We reversed $678 thousand of restructuring liabilities this quarter. We bought out the remaining portion of a vacated lease facility in Houston, Texas at a discount of approximately $300 thousand. We expect this to give us about $300 thousand quarterly in cash flow improvement moving forward. The remaining restructuring liability is now approximately $300 thousand and attributable primarily to a portion of the Boca Raton, Florida design center that was vacated as part of a prior restructuring.

We incurred $356 thousand of expense for stock compensation this quarter versus $177 thousand last quarter. As discussed last quarter in our call, this expense is associated with accounting for shares to be issued under our employee stock purchase plan. Accounting rules require that companies report stock compensation expense if the plan does not include enough authorized shares at the inception of a given offering to complete all of the purchases associated with that offering. Due to the decrease in our stock price during 2002 and early 2003 and the subsequent recovery since then, an offering consummated in February of 2003 and expiring in August of 2004 is projected to fall short of completing the offering by approximately 290 thousand shares; although, we did receive shareholder authorization for additional shares in 2003. We expect to record stock compensation expense of approximately $275 thousand in the third quarter, and the final remaining expense of approximately $50 thousand in the fourth quarter.

We repurchased $58.8 million of our 5.5% convertible subordinated notes with an associated unamortized discount of $897 thousand for $58.2 million plus accrued interest. This resulted in a non-cash loss of $387 thousand. Buying back the notes will result in a favorable impact to ongoing non-

operating income of $500 thousand to $600 thousand per quarter and reduced our convertible debt to $110 million, with only $10 million of the 5.5% notes still left outstanding.

Our gross margin percentage for the second quarter was 33.2%. This is up from last quarter’s gross margin rate of 32.5% excluding Q1’s end of life inventory sale. The increase from prior quarter is attributable to lower excess and obsolete reserve requirements due to increasing demand and consumption from some of our older products, lower warranty expense and a more favorable product mix.

We estimated in April that our gross margin would be lower due to the migration of products to our new China-based manufacturing partner. We did incur incremental transfer costs, but they were more than offset by the benefit from the items I just mentioned. We expect gross margins in the third quarter to be in the 32% to 33% range.

Operating expenses excluding intangible amortization and ESPP expense totaled $14.5 million, up about $600 thousand from last quarter. The absence of the acquisition related expense from last quarter was more than offset by higher incentive compensation, annual merit increases, incremental R&D expense associated with our investment in turnkey platforms, the ramp up of our China development center, and some G&A cost associated with our Sarbanes Oxley effort. As a percentage of sales R&D was 11.8% and SG&A excluding intangible amortization was 12.8%; up from 10.4% for R&D and 12.3% for SG&A last quarter.

Intangible amortization was $515 thousand this quarter versus $682 thousand last quarter. We expect intangible amortization of $515 thousand in the third quarter as well.

Our expectation for Q3 is that operating expenses will increase $300 thousand to $500 thousand from second quarter levels, split pretty evenly between R&D and SG&A. These increases are for key investments in R&D and marketing that support our strategy as outlined by Scott. These strategic investments require a slight reset of our target financial model over the next couple of quarters.

Our expectation is that operating income as a percentage of sales at current and anticipated revenue levels will be between 7.5% and 8.5%. Longer term, we expect to see 10% to 11% operating margins and at mid-to-high $60 million revenue range.

Non-operating expenses were $691 thousand versus $492 thousand last quarter. The increase from prior quarter is due to the loss of $387 thousand associated with the buyback of our notes. The loss is partially offset by lower net interest expense on the reduced outstanding debt. As mentioned earlier, the buyback of the 5.5% convert saves about $500 thousand to $600 thousand a quarter in net interest expense. Therefore we expect the non-operating line to turn positive in Q3 to about $200 thousand in income.

We booked a 25% tax rate again this quarter, and still expect our full year rate be about 25%. We don’t expect to be a tax PAYER during 2004 as any tax expense will likely be offset with a reduction of our net operating loss carry-forwards that reside on the balance sheet as deferred tax assets.

Our basic share account was 18.8 million and fully diluted equaled 19.6 million, up from 18.5 million for basic and 19.4 million for diluted last quarter. The increase in basic and diluted share count this quarter is attributable to stock option exercises and ESPP purchases, partially offset by lower diluted shares due to a decline in the average fair market value of our stock this quarter. At current share price levels, we expect our average diluted share account for the third quarter to be slightly higher, between 19.8 and 20 million shares.

Before I talk about the balance sheet, I want to make you aware of a potential rule change that would impact how we account for the dilution associated with our senior convertible notes. At their July meeting the FASB emerging issues taskforce proposed that issuers no longer be allowed to exclude shares underlying a convertible bond through the use of a contingent conversion or “CoCo” feature. If ratified by FASB, the proposal would be applied prospectively and retroactively, which would require the issuers to restate EPS by generally applying the “If Converted” method of accounting from the issuance date of the convertible bond. The SEC appears to strongly support this proposal. If passed they expect for it to be effective in October of this year. Currently, the use of a “CoCo” feature has enabled issuers to exclude the shares underlying a convertible from the diluted EPS denominator, until the share price exceeded a specific level above the conversion price. We have $100 million face value of senior convertible notes with a conversion price of $23.57, which will convert into 4.2 million shares. Our contingent trigger is 20% higher than the conversion price at $28.29. Under the current accounting treatment, we would not include the dilution underlying our convertible notes until the stock moves above $28.29. If the rule changes, we would include the 4.2 million shares in our first and second quarter EPS calculation, as well as our EPS results moving forward. We will provide an update on this in our October call.

We had another good quarter from a balance sheet perspective. Our total for cash short-term and long-term investments is $181 million, down $53 million from $234 million in the first quarter. We bought back $58.8 million of the 5.5% convertible notes for $58.2 million plus accrued interest.

We also bought out the remaining lease obligations associated with the vacated Houston, Texas lease for $840 thousand, and we generated roughly $6 million in on-going cash flow. Our net cash increased to $71 million from $66 million at the end of Q1. We define net cash as cash and investments, less our convertible debt at face value.

Our trade receivables increased $2.1 million to just over $37.8 million. DSOs for the quarter was 57 days slightly higher than last quarter. Our expectation is that DSO will remain in the mid-50s moving forward.

Net inventory levels were $21.8 million versus $21.5 million last quarter, and inventory turns were 7.4, slightly better than last quarter excluding the inventory sale. We expect to see similar inventory turns moving forward.

Capital expenditures were $891 thousand and depreciation expense was $1.3 million. We expect to see capital expenditures and depreciation remain at similar levels in the third quarter.

Now, before I turn the call back over to Scott, I want to formally invite all of you to our second annual analyst day, which will be held on August 19 from 8 to 11:30 am at our corporate headquarters in Hillsboro, Oregon. We’re coordinating this event with seven other local technology companies who will present throughout the week of August 16 in what we were calling The Oregon Technology Tour. We hope that many of you will attend.

I also want to let you know that we’ll be moving our next earnings release date to October 28 so that we can more closely link our press release timing with the acceleration of our 10-Q filing.

With that, I’ll turn it back over to Scott to talk about the outlook for the third quarter.

Scott Grout:	Thank you, Julia.

Regarding our outlook for the third quarter, please note that this is our view as of today and is a forward-looking statement subject to risks and uncertainties as discussed earlier and in our press release made available earlier today.

We currently expect to see third quarter revenues in the range of $61 million to $62 million and we expect operating margins at similar revenue levels to be between 7.5% and 8.5% over the next few quarters as we continue to invest in reusable platform and building block solutions. Diluted earnings per share for the third quarter are expected to remain at about the same level as Q2.

Again, the team delivered another strong quarter from both a strategic and financial perspective. The Company is well positioned to capitalize on the embedded solutions market as we continue to move to higher levels of functionality and integration. We have a solid balance sheet and continue to focus on leveraging our strategic investments into market leading solutions that allow our customers to bring better products to market faster and more economically.

Thank you, and with that I believe we are ready to open-up the call for questions.

Conference
Coordinator:	At this time if you would like to ask a question, please press the star and 1 on your touchtone-phone. You may withdraw your question at anytime by pressing the pound key. Once again, if you would like to ask a question, please the press star and 1 on your touchtone-phone.

Our first question comes the site of Rob Stone, SG Cowen Securities Corp. Go ahead please.

Rob Stone:	Scott or Julia, I wonder if you could just comment a little bit on the tone of business. The Q2 reports, so far, have been a bit of a mixed bag with a number of companies somewhat more cautious in their guidance. What kind of comments are you hearing from your customers?

Scott Grout:	So business seems to be holding up relatively well. We have experienced sequential growth quarter-over-quarter the last couple of quarters, and guided up to $61 million to $62 million for Q3. I think it’s backed up pretty well with what our customer’s view of their business is.

I think the general tone across the markets that we’re focused on — service provider, enterprise, and commercial - is pretty good.

Rob Stone:	A comment relative to the increased investments you described and further resetting the margin model for the next few quarters. Is that going to be more related towards R&D investments in new products or is there an investment into the marketing aspect to that as well?

Scott Grout:	There’s a significant R&D element to investing in new product and there is a modest marketing and sales aspect that goes along with that. And again, our real intent here is to move to platforms so we can leverage across lots of different applications.

Rob Stone:	So as you move out into the longer-term operating margin numbers that Julia describes, is that going to be principally operating leverage below the gross margin line, or would you also expect to see gross margin expansion as these standard platforms get into more volume.

Scott Grout:	Our intention is a little bit of both.

Rob Stone:	Okay, thank you.

Scott Grout:	Thanks, Rob.

Conference
Coordinator:	Once again, if you would like to ask a question, please press the star and 1 on your touchtone-phone. We’ll pause while we wait for questions to queue. Our next question comes from the site of David Duley [of Merriman Curham Ford & Co.] Go ahead, please.

David Duley:	I have a couple of questions. Can you give us the sequential impact on the non-operating line associated with buying the converts back? So we have that math behind this. Also, I thought you said we’d go from a negative number to a positive number. If that’s the case, why wouldn’t that impact the EPS line?

Julia Harper:	That will have a positive impact on EPS, Dave, and I did say we expect to go to a positive $200 thousand on the non-operating line. Basically if you just look at the interest expense element alone, it’s between $500 thousand and $600 thousand a quarter, and we saw part of that this quarter, we’ll see the full impact of it next quarter.

David Duley:	So what’s the savings this quarter versus last quarter since you’re not going to get the whole piece this quarter?

Julia Harper:	On interest expense?

David Duley:	Yeah.

Julia Harper:	That was about $200 thousand; it was less than half of the full quarter expected amount.

David Duley:	And in the third quarter, we should see a savings of $500 thousand or $600 thousand.

Julia Harper:	Correct.

David Duley:	So I guess my question is we only got $200 thousand in savings this quarter, and we’re going to get $500 thousand or $600 thousand in savings next quarter.

Julia Harper:	Right.

David Duley:	Why would any EPS metrics be flat, not be up slightly up given that you don’t have that many shares outstanding?

Julia Harper:	Because we said we’re going to increase operating expenses $30 0 thousand to $500 thousand quarter-over-quarter.

David Duley:	The gross margin guidance versus my expectations was a positive surprise — coming in just over 33%. Now the guidance for the next quarter is down slightly so it maybe helpful for us to understand what you’re thinking there.

Julia Harper:	I wouldn’t necessarily say we’re guiding down, Dave. We did expect to see lower gross margins this quarter and we got a really nice benefit from two areas. One, was we had a much higher than normal consumption of old, previously reserved inventory as we had some increasing demand from some of our customers, and I wouldn’t expect to see that replicated to the same extent that we saw this quarter. And the second piece was that we had slightly lower warranty expenses this quarter than we’ve been seeing in the past and I would also not really expect to see that repeat at same level that it did this quarter.

David Duley:	Along the lines of previously reserved inventory- you might have given us this number; however, I didn’t pick it up. What kind of impact did the inventory that was written off, which I assume had zero cost, what sort of impact did that have on the margins?

Julia Harper:	It was slightly over a point of the margin improvements that we saw.

David Duley:	Okay.

Julia Harper:	So it’s pretty significant.

David Duley:	So why are you now choosing to reset the operating income goals?

Just help me understand why the timing is now rather than some future date.

Scott Grout:	Yes, David, the move from our perfect-fit product or custom products to standard product has been an effort that we’ve had for a while now. There’s a couple of key shifts that are taking place in the industry. In the communication side, the move to Linux and move to ATCA are both enabling what we believe is a pretty significant opportunity for moving platforms in a bigger way into that market, than has been possible before. The ATCA standard was ratified at the end of the year last year, and we began making investments in it, and we’re seeing growing interest in that architecture in a number of different applications. From an enterprise perspective and service provider perspective, network processors are beginning to pick up momentum as a programmable alternative to proprietary designs and ASIC design. So shifts in the marketplace really lead us to believe that there are opportunities for broader platforms than we have seen in the past. The last thing I would mention is we are fortunate to see pretty good traction in medical imaging and foresee similar shifts in medical imaging moving towards the platform kind of application.

David Duley:	Okay, thank you.

Conference
Coordinator:	Our next question comes from the site of Matt Petkun, DA Davidson. Go ahead, please.

Matt Petkun:	Hi, good afternoon. Could you guys quantify what you’d anticipate to be your percentage of sales in terms of production coming out of China next quarter?

Julia Harper:	I can give you more of a qualitative direction that it’s moving in and about how much of an increase we expect to see in the next quarter over this quarter from a revenue standpoint, Matt. This quarter, we made some slight progress in terms of outsourcing, but we have positioned ourselves to make more substantial progress next quarter and I would expect to see that improve by as much as 5 to 10 percentage points of our total revenue.

Matt Petkun:	By 5 to 10 percentage points from Q2 to Q3?

Julia Harper:	From Q2 to Q3.

Matt Petkun:	And can you give what the baseline would be for Q2 regarding the zero to five percent?

Julia Harper:	We’ve been running 65% to 70% insourced from a revenue basis.

Matt Petkun:	But of that how much, what is in your new partnership in China?

Julia Harper:	Today?

Matt Petkun:	Sure.

Julia Harper:	At Q2?

Matt Petkun:	Yeah.

Julia Harper:	Very little. We basically just got everything over there setup and are ready to come into production volumes this quarter.

Matt Petkun:	But in terms of duplicate cost if there are any; we’d be seeing those already in Q2, rather than your Q3 guidance.

Julia Harper:	They should be coming down now in Q3, and that’s part of getting that margin rate up again.

Matt Petkun:	Okay.

Scott Grout:	Matt, that activity is going well for us.

Matt Petkun:	Okay. Sounds like it.

Then there’s probably nothing to take from this and maybe just a positive that Philips moved up on the list but it sounds like Diebold is not on the list this quarter- the top 5 customers and they have been for sometime. Is there any change in the relationship with Diebold in terms of maybe new designs that they’re running that are more higher volume lower mix type ATMs and maybe your presence is moving away from them?

Scott Grout:	No Matt, I think if you look over the last five or six quarters they’ve been on again off again, so they’re right on that cusp, they’re right on that edge. I would not read anything material into the fact that they’re not on the top five list this quarter.

Matt Petkun:	And then just looking towards this ATCA market, I know there’s a lot of interest from a variety of parties. Could you comment, Scott, on the competitive landscape and how you think that will be shaping up as various manufacturers look at supplying OEMs in this market? Do you expect to see larger more high volume, low mix guys, try and move up market, as you move into more turnkey platforms yourself? Like Dell, for example. That’s probably too large, but then commenting on that competitive issue and also maybe the M&A activity we’ve seen in your space this quarter and kind of how you see the landscape shaping up over the next couple of years.

Scott Grout:	Sure. So, with respect to the competitive space, at the ATCA platform level, it’s a relatively limited number of providers that are capable of doing integration, validation, hardware, software, turnkey kind of platforms. So I think we’re actually finding ourselves in a position where there are less direct competitors than we have seen in some of our historic business. The differentiation for us really is the ability to integrate the elements together effectively and provide, I know it sounds cliché, but a turnkey platform that customers get full advantage of.

M&A activity in the space — so MCG announced that they were going through the process to acquire Force, both of them important competitors to us historically and important competitors to us on a go forward basis.

The net conclusion of that, is the viable providers for the kind of products that we’re working on, went from a list of three to a list of two. Consolidation in our space is certainly not unexpected. We have seen quite a few different players doing small kinds of programs across a lot of different customer bases. Our general expectation is that we will continue to see consolidation on a go-forward basis.

Matt Petkun:	Great, thanks.

Scott Grout:	Thanks, Matt.

Conference
Coordinator:	Once again, if you would like to ask a question, please press the star and 1 on your touchtone-phone. We’ll pause momentarily. Our next question comes from the site of David Duley, Merriman Curhan Ford & Co. Go ahead.

David Duley:	Just some clarification, I think the old target model was at a $60 million revenue we should see operating income in the 11% to 15% range. What level of revenue do we now require with our higher investments in these other areas to get the same operating income levels.

Julia Harper:	Just to clarify, what we said is in mid-60’s we would hit the low-end of the 11% to 15% range and now we’re saying sort of mid to high 60’s, we still think we can hit the low-end of that range.

David Duley:	Thanks.

Julia Harper:	Thanks.

Conference
Coordinator:	It appears we have no further questions at this time.

Scott Grout:	Okay, so thank you for your ongoing support of RadiSys and we hope to see many of you at our analyst day next month. Thank you.

END